AMC NETWORKS INC. REPORTS FULL YEAR
AND FOURTH QUARTER 2019 RESULTS

Full Year Financial Highlights:
•Revenues of $3.1 billion
•Operating income of $625 million; Adjusted Operating Income1 of $944 million
•Diluted EPS of $6.67; Adjusted EPS1 of $9.27
•Cash Provided by Operating Activities of $484 million; Free Cash Flow1 of $377 million

Fourth Quarter Financial Highlights:
•Revenues of $785 million
•Operating income of $42 million; Adjusted Operating Income of $200 million
•Diluted EPS of ($0.15); Adjusted EPS of $1.69

Full Year Operational Highlights:
•The Company further strengthened the distribution of both its linear channels as well as its suite of targeted SVOD services by entering into comprehensive long-term distribution agreements with two of its largest distribution partners, DISH Network and Charter Communications
•The Company continued to make significant progress on its key strategic initiative of becoming the leading targeted SVOD provider by passing the 2 million paid subscriber threshold for its four services: Acorn TV, Shudder, Sundance Now, and UMC (Urban Movie Channel)
•The Company aired 5 of the top 20 dramas on ad-supported cable in 2019 (The Walking Dead, Fear the Walking Dead, Killing Eve, NOS4A2, Into the Badlands)2
•WE tv ranked #1 amongst African American women in the 18-49 & 25-54 key demos on both Thursday and Friday night in 20193

New York, NY - February 26, 2020: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the full year and fourth quarter ended December 31, 2019.

President and Chief Executive Officer Josh Sapan said: “AMC Networks achieved its key financial targets for the year, against a backdrop of a rapidly shifting media ecosystem. We continue to move our organization in a new strategic direction, from what has been a cable channels company into a premier targeted content company that is now inhabiting the traditional pay-TV ecosystem, the advanced advertising world, as well as the emerging targeted SVOD marketplace. A new agreement with one of our biggest MVPD partners – DISH Network – includes the launch of our full suite of targeted SVOD services and demonstrates that our distribution partners are increasingly recognizing the value of our SVOD offerings. We are seeing momentum for our targeted SVOD services, which passed two million paid subscribers in the fourth quarter, as we continue to invest in strong, desirable content and valuable IP, diversify through new areas of content monetization and maximize the long-term value of our core networks and brands.”

1.See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.
2.Source: Nielsen, 2019 CY (12/31/18 - 12/29/19), A25-54, Prime Start (8p-11p), Ad-supported scripted dramas, excl specials. Live+3
3.Source: Nielsen, 2019 CY (12/31/18 - 12/29/19), AA W18-49 & W25-54, Prime Start (8p-11p), Ad-supported Cable. Live+3

Fourth Quarter Results

Fourth quarter net revenues increased 1.6%, or $12 million, to $785 million over the fourth quarter of 2018. The increase in net revenues reflected a decrease of 0.6% at National Networks and an increase of 6.5% at International and Other. Operating income was $42 million, a decrease of 69.6%, or $95 million, versus the prior year period. The operating income decrease reflected a decrease of 12.1% at National Networks and an increase of $69 million in operating loss at International and Other. Adjusted Operating Income4 was $200 million, a decrease of 8.7%, or $19 million, versus the prior year period. National Networks adjusted operating income decreased 13.1% and International and Other adjusted operating income increased $6 million versus the prior year period. As discussed in the “Other Matters” section of the release, results included the impact of $107 million of impairment and related charges as well as $11 million of restructuring and other related charges.

Fourth quarter net loss was $9 million ($0.15 per diluted share), compared with net income of $72 million ($1.24 per diluted share) in the prior year period. The decrease in EPS was primarily related to a decrease in operating income. Fourth quarter Adjusted EPS4 was $96 million ($1.69 per diluted share), compared with $111 million ($1.92 per diluted share) in the prior year period. The decrease in adjusted EPS was primarily related to a decrease in adjusted operating income and an increase in income tax expense partially offset by an increase in miscellaneous, net.

Full Year Results

Full year 2019 net revenues increased 3.0%, or $88 million, to $3.060 billion over full year 2018, reflecting a decrease of 1.8% at National Networks and an increase of 22.7% at International and Other. Operating income was $625 million, a decrease of 14.0%, or $102 million, versus the prior year period. National Networks operating income decreased 2.6% and International and Other operating loss increased $77 million versus the prior year period. Adjusted Operating Income was $944 million, an increase of 1.2%, or $11 million, versus the prior year period. National Networks adjusted operating income decreased 2.4% and International and Other adjusted operating income increased $31 million versus the prior year period.

Full year net income was $380 million ($6.67 per diluted share), compared with $446 million ($7.57 per diluted share) in the prior year period. The decrease in EPS was primarily related to a decrease in operating income. Full year adjusted EPS was $529 million ($9.27 per diluted share), compared with $512 million ($8.69 per diluted share) in the prior year period. The increase in adjusted EPS was primarily related to a decrease in income tax expense partially offset by a decrease in miscellaneous, net.

For the full year 2019, net cash provided by operating activities was $484 million, a decrease of $123 million versus the prior year period. The decrease was primarily the result of a decrease in working capital partially offset by an increase in adjusted operating income. Free Cash Flow4 for the full year 2019 was $377 million, a decrease of $126 million versus the prior year period. The decrease primarily reflected the decrease in net cash provided by operating activities.

4.See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

Segment Results
(dollars in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Change	2019	2018	Change
Net Revenues:
National Networks	$589,195	$592,687	(0.6)%	$2,369,044	$2,413,325	(1.8)%
International and Other	200,687	188,432	6.5%	734,143	598,306	22.7%
Inter-segment eliminations	(4,678)	(8,273)	n/m	(42,866)	(39,702)	n/m
Total Net Revenues	$785,204	$772,846	1.6%	$3,060,321	$2,971,929	3.0%

Operating Income (Loss):
National Networks	$156,242	$177,805	(12.1)%	$804,422	$825,770	(2.6)%
International and Other	(117,510)	(48,428)	(142.6)%	(170,039)	(93,326)	(82.2)%
Inter-segment eliminations	2,987	7,747	n/m	(9,106)	(5,535)	n/m
Total Operating Income (Loss)	$41,719	$137,124	(69.6)%	$625,277	$726,909	(14.0)%

Adjusted Operating Income (Loss):
National Networks	$181,957	$209,309	(13.1)%	$903,526	$925,279	(2.4)%
International and Other	14,955	8,541	75.1%	50,193	19,303	160.0%
Inter-segment eliminations	3,059	1,245	n/m	(9,729)	(12,037)	n/m
Total Adjusted Operating Income	$199,971	$219,095	(8.7)%	$943,990	$932,545	1.2%

National Networks

National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

Fourth Quarter Results

National Networks revenues for the fourth quarter 2019 decreased 0.6% to $589 million, operating income decreased 12.1% to $156 million, and adjusted operating income decreased 13.1% to $182 million, all compared to the prior year period.

Fourth quarter revenues reflected a 5.5% increase in distribution revenues to $338 million. The increase in distribution revenues was attributable to an increase in content licensing revenues partially offset by a decrease in subscription revenues. Advertising revenues decreased 7.8% to $251 million. The decrease in advertising revenues principally related to lower delivery partially offset by higher pricing.

Fourth quarter operating income and adjusted operating income reflected the decrease in revenues as well as an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses. Programming expenses included charges of $23 million in the current year period related to the write-off of programming assets, as compared to charges of $29 million in the prior year period. Operating income also reflected a decrease in restructuring and other related charges.

Full Year Results

National Networks revenues for the full year 2019 decreased 1.8% to $2.369 billion, operating income decreased 2.6% to $804 million, and adjusted operating income decreased 2.4% to $904 million, all compared to the prior year period.

Full year revenues reflected a 0.3% decrease in distribution revenues to $1.465 billion. The decrease in distribution revenues was attributable to a decrease in subscription revenues partially offset by an increase in content licensing revenues. Advertising revenues decreased 4.3% to $904 million. The decrease in advertising revenues principally related to lower delivery partially offset by higher pricing.

Full year operating income and adjusted operating income reflected the decrease in revenues partially offset by a decrease in operating expenses. The decrease in operating expenses was primarily attributable to lower marketing and personnel expenses partially offset by higher programming expenses. Programming expenses included charges of $38 million in the current year period related to the write-off of programming assets, as compared to charges of $49 million in the prior year period. Operating income also reflected an increase in share-based compensation expense and a decrease in restructuring and other related charges.

International and Other

International and Other principally consists of AMC Networks International, the Company’s international programming business; AMC Networks SVOD, the Company’s targeted subscription streaming services, Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel); Levity Entertainment Group, the Company’s production services and comedy venues business; and IFC Films, the Company’s independent film distribution business.

Fourth Quarter Results

International and Other revenues for the fourth quarter of 2019 increased 6.5% to $201 million, operating loss increased $69 million to a loss of $118 million, and adjusted operating income increased 75.1% to $15 million, all compared to the prior year period.

Fourth quarter revenues primarily reflected an increase at AMC Networks SVOD.

Fourth quarter operating loss and adjusted operating income reflected the increase in revenues as well as an increase in operating expenses. The increase in operating expenses were primarily attributable to an increase at AMC Networks SVOD. The increase in operating loss also reflected $107 million in impairment and related charges at AMC Networks International partially offset by a reduction in restructuring and other related charges.

Full Year Results

International and Other revenues for the full year 2019 increased 22.7% to $734 million, operating loss increased 82.2% to a loss of $170 million, and adjusted operating income increased $31 million to $50 million, all compared to the prior year period.

Full year revenues primarily reflected the acquisitions of RLJ Entertainment (acquired by the Company in October 2018) and Levity Entertainment Group (acquired by the Company in April 2018) and, to a lesser extent, increases at our targeted subscription streaming services, Shudder and Sundance Now.

Full year operating loss and adjusted operating income reflected the increase in revenues as well as an increase in operating expenses. The increase in operating expenses were primarily attributable to the acquisitions of RLJ Entertainment and Levity Entertainment Group. The increase in operating loss also reflected an increase in impairment and related charges at AMC Networks International.

Other Matters

Debt Redemption

As previously disclosed, on February 3, 2020, the Company announced its intention to redeem $200 million of the outstanding $600 million principal amount of its 4.75% Senior Notes due 2022 on March 4, 2020.

Stock Repurchase Program

As previously disclosed, the Company’s Board of Directors authorized a program to repurchase up to $1.5 billion of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the full year 2019, the Company repurchased approximately 1.3 million shares for $71 million. As of February 21, 2020, the Company had $489 million available under its stock repurchase authorization.

AMC Networks International Impairment

The Company recognized impairment and related charges of $107 million in the fourth quarter of 2019 related to its AMC Networks International (“AMCNI”) reporting unit. The $107 million consisted of a $98 million charge reflecting the partial write-down of the goodwill associated with the AMCNI reporting unit as well as a $9 million charge in connection with the disposition of certain businesses.

Restructuring and Other Related Charges

During 2019, management commenced various restructuring initiatives related to our management team. As a result of these initiatives, the Company recorded restructuring and other related charges of $11 million in the fourth quarter of 2019. For the full year 2019, the Company recorded restructuring and other related charges of $41 million.

Adjusted Operating Income

As previously disclosed, in connection with the acquisition of RLJ Entertainment, Inc. (“RLJE”), the Company acquired RLJE’s 64% interest in Agatha Christie Limited (“ACL”), which manages the intellectual property and publishing rights based on the author’s works. The Company records its interest in ACL under the equity method as a component of Miscellaneous, Net. As a result of the RLJE acquisition, the Company modified its definition of Adjusted Operating Income to include the adjusted operating income of majority owned equity investees. For the fourth quarter, the Company recorded adjusted operating income of $2 million related to ACL. For the full year 2019, the Company recorded adjusted operating income of $6 million related to ACL.

Please see the Company’s Form 10-K for the period ended December 31, 2019 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, and including the Company’s proportionate share of adjusted operating income (loss) from majority owned equity method investees. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income (Loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to Adjusted Operating Income (Loss), please see page 9 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of net cash provided by operating activities to Free Cash Flow, please see page 10 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and related charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of earnings per diluted share to Adjusted EPS, please see pages 11-12 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its full year and fourth quarter 2019 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 5289142.

About AMC Networks Inc.

AMC Networks is a global entertainment company known for delivering high-quality content to audiences and a valuable platform to distributors and advertisers. The Company, which operates several of the most recognizable brands in entertainment, manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, the Company’s international programming business; AMC Networks SVOD, the Company's targeted subscription streaming services, Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel); Levity Entertainment Group, the Company’s production services and comedy venues business; and IFC Films, the Company's independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues, net	$785,204	$772,846	$3,060,321	$2,971,929
Operating expenses:
Technical and operating (excluding depreciation and amortization)	426,222	402,377	1,506,985	1,445,949
Selling, general and administrative	174,211	163,390	679,444	657,457
Depreciation and amortization	25,530	27,247	101,098	91,281
Impairment and related charges	106,603	—	106,603	4,486
Restructuring and other related charges	10,919	42,708	40,914	45,847
Total operating expenses	743,485	635,722	2,435,044	2,245,020
Operating income	41,719	137,124	625,277	726,909
Other income (expense):
Interest expense	(38,816)	(39,386)	(157,798)	(154,993)
Interest income	11,136	3,727	24,707	19,180
Miscellaneous, net	10,972	(1,812)	(6,000)	29,177
	(16,708)	(37,471)	(139,091)	(106,636)
Income from operations before income taxes	25,011	99,653	486,186	620,273
Income tax expense	(24,663)	(23,214)	(78,470)	(156,306)
Net income including noncontrolling interests	348	76,439	407,716	463,967
Net income attributable to noncontrolling interests	(8,925)	(4,560)	(27,230)	(17,780)
Net income attributable to AMC Networks’ stockholders	$(8,577)	$71,879	$380,486	$446,187

Net income per share attributable to AMC Networks’ stockholders:
Basic	$(0.15)	$1.27	$6.77	$7.68
Diluted	$(0.15)	$1.24	$6.67	$7.57

Weighted average common shares:
Basic	55,807	56,725	56,205	58,066
Diluted	56,501	57,955	57,037	58,947

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$156,242	$(117,510)	$2,987	$41,719
Share-based compensation expense	11,203	2,465	—	13,668
Depreciation and amortization	7,834	17,696	—	25,530
Restructuring and other related charges	6,678	4,169	72	10,919
Impairment and related charges	—	106,603	—	106,603
Majority owned equity investees	—	1,532	—	1,532
Adjusted operating income (loss)	$181,957	$14,955	$3,059	$199,971

	Three Months Ended December 31, 2018
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$177,805	$(48,428)	$7,747	$137,124
Share-based compensation expense	5,974	2,999	—	8,973
Depreciation and amortization	8,370	18,877	—	27,247
Restructuring and other related charges	17,160	32,050	(6,502)	42,708
Impairment and related charges	—	—	—	—
Majority owned equity investees	—	3,043	—	3,043
Adjusted operating income (loss)	$209,309	$8,541	$1,245	$219,095

	Twelve Months Ended December 31, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$804,422	$(170,039)	$(9,106)	$625,277
Share-based compensation expense	52,977	11,156	—	64,133
Depreciation and amortization	32,674	68,424	—	101,098
Restructuring and other related charges	13,453	28,084	(623)	40,914
Impairment and related charges	—	106,603	—	106,603
Majority owned equity investees	—	5,965	—	5,965
Adjusted operating income (loss)	$903,526	$50,193	$(9,729)	$943,990

	Twelve Months Ended December 31, 2018
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$825,770	$(93,326)	$(5,535)	$726,909
Share-based compensation expense	48,621	12,358	—	60,979
Depreciation and amortization	33,728	57,553	—	91,281
Restructuring and other related charges	17,160	35,189	(6,502)	45,847
Impairment and related charges	—	4,486	—	4,486
Majority owned equity investees	—	3,043	—	3,043
Adjusted operating income (loss)	$925,279	$19,303	$(12,037)	$932,545

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	December 31, 2019
Cash and cash equivalents	$816,170
Credit facility debt (a)	$731,250
Senior notes (a)	2,400,000
Other debt	—
Total debt	$3,131,250

Net debt	$2,315,080

Finance leases	21,270
Net debt and finance leases	$2,336,350

Twelve Months Ended December 31, 2019
Operating Income (GAAP)	$625,277
Share-based compensation expense	64,133
Depreciation and amortization	101,098
Restructuring and other related charges	40,914
Impairment and related charges	106,603
Majority owned equity investees AOI	5,965
Adjusted Operating Income (Non-GAAP)	$943,990

Leverage ratio (b)	2.5 x

(a)Represents the aggregate principal amount of the debt.
(b)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended December 31, 2019. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned.

Free Cash Flow	Twelve Months Ended December 31,
	2019	2018
Net cash provided by operating activities	$483,748	$606,547
Less: capital expenditures	(91,604)	(89,802)
Less: distributions to noncontrolling interests	(15,558)	(14,296)
Free cash flow	$376,586	$502,449

Adjusted Earnings Per Diluted Share
	Three Months Ended December 31, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$25,011	$(24,663)	$(8,925)	$(8,577)	$(0.15)
Adjustments:
Amortization of acquisition-related intangible assets	11,943	(2,057)	(3,027)	6,850	0.12
Restructuring and other related charges	10,919	(2,595)	(442)	7,882	0.14
Impairment and related charges	106,603	(17,147)	—	89,456	1.58
Adjusted Results (Non-GAAP)	$154,476	$(46,462)	$(12,394)	$95,611	$1.69

	Three Months Ended December 31, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$99,653	$(23,214)	$(4,560)	$71,879	$1.24
Adjustments:
Amortization of acquisition-related intangible assets	13,907	(2,017)	(4,548)	7,342	0.13
Restructuring and other related charges	42,708	(8,715)	(1,755)	32,238	0.56
Impairment and related charges	—	—	—	—	—
Adjusted Results (Non-GAAP)	$156,268	$(33,946)	$(10,863)	$111,459	$1.92

	Twelve Months Ended December 31, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$486,186	$(78,470)	$(27,230)	$380,486	$6.67
Adjustments:
Amortization of acquisition-related intangible assets	46,169	(7,778)	(10,588)	27,803	0.49
Restructuring and other related charges	40,914	(9,214)	(555)	31,145	0.55
Impairment and related charges	106,603	(17,147)	—	89,456	1.57
Adjusted Results (Non-GAAP)	$679,872	$(112,609)	$(38,373)	$528,890	$9.27

	Twelve Months Ended December 31, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$620,273	$(156,306)	$(17,780)	$446,187	$7.57
Adjustments:
Amortization of acquisition-related intangible assets	42,964	(7,484)	(7,968)	27,512	0.47
Restructuring and other related charges	45,847	(9,399)	(1,755)	34,693	0.59
Impairment and related charges	4,486	(852)	—	3,634	0.06
Adjusted Results (Non-GAAP)	$713,570	$(174,041)	$(27,503)	$512,026	$8.69